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                                                                     Exhibit 4.1


                               PURINA MILLS, INC.
                             1401 SOUTH HANLEY ROAD
                               ST. LOUIS, MO 63144

                                  June 17, 2001


Wells Fargo Bank Minnesota, N.A.
Corporate Trust Services
Sixth and Marquette, N9303-120
Minneapolis, MN   55479
Attention:  Cory Branden


                     Re: AMENDMENT NO. 3 TO RIGHTS AGREEMENT

Ladies and Gentlemen:

                 Pursuant to Section 27 of the Rights Agreement, dated as of June 29, 2000, between Purina Mills, Inc. (the "Company"), and Wells Fargo Bank Minnesota, N.A. (f/k/a Norwest Bank Minnesota, N.A.), as rights agent, as amended on December 1, 2000 and May 29, 2001 (as amended, the "Rights Agreement"), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

                 1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           "(a) "ACQUIRING PERSON" means any Person (other than
                  the Company, any Related Person or GSCP (unless and until GSCP shall have become the Beneficial Owner of a percentage of Common Shares then outstanding that exceeds the GSCP Percentage, at which time GSCP shall be an Acquiring Person)) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the then-outstanding Common Shares; PROVIDED, HOWEVER, that a Person (other than the Company, any Related Person or GSCP) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the then-outstanding Common Shares as of, and immediately prior to, the first date of public announcement of the execution of the Merger Agreement, will not be deemed to have become an Acquiring Person unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person; PROVIDED


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                  FURTHER, HOWEVER, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph
                  (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

                 2. Section 1(b) of the Rights Agreement is hereby amended and restated in its entirely as follows:

                           "(b) "AFFILIATE" and "ASSOCIATE" will have the
                  respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement; PROVIDED, HOWEVER, that a Person will not be deemed to be the Affiliate or Associate or another Person solely because either or both Persons (i) are or were Directors of the Company, or (ii) are, as of the execution date of the Merger Agreement, parties to the Voting Agreement, as in effect on the execution date of the Merger Agreement, without giving effect to any amendment, modification or supplement to such Voting Agreement that takes effect after the execution date of the Merger Agreement."

                 3. Section 1(c)(iii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           "(iii) of which any other Person is the Beneficial
                  Owner, if such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person's Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company; PROVIDED, HOWEVER, that a Person will not be deemed to be the Beneficial Owner of, or to Beneficially Own any securities Beneficially Owned by another Person solely because both Persons are, as of the execution date of the Merger Agreement, parties to the Voting Agreement, as in effect on the execution date of the Merger Agreement, without giving effect to any amendment, modification or supplement to such Voting Agreement that takes effect after the execution date of the Merger Agreement; PROVIDED FURTHER, HOWEVER, that a Person will not be deemed the Beneficial Owner




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                  of, or to Beneficially Own, any security (A) if such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing), which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person's status as a "clearing agency," as defined in Section 3(a)(23) of the Exchange Act; PROVIDED FURTHER, HOWEVER, that nothing in this paragraph (c) will cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person's participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the Directors of the Company may determine in any specific case."

                 4. Section 1(k) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           (k) "EXPIRATION DATE" means the earliest of (i) the
                  Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23,
                  (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) the Effective Time of the Merger (each as defined in the Merger Agreement).

                 5. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(ff) immediately after Section 1(ee):

                           "(ff) "MERGER AGREEMENT" means the Agreement and Plan
                  of Merger, dated as of June 17, 2001, by and among Purina Mills, Inc., a Delaware corporation, Land O'Lakes, Inc., a Minnesota cooperative corporation, LOL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of Land O'Lakes, Inc., and LOL Holdings III, Inc., a Delaware corporation and a wholly owned subsidiary of LOL Holdings II, Inc."

                 6. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(gg) immediately after Section 1(ff):

                          "(gg) "VOTING AGREEMENT" means the Voting Agreement,
                  dated as of June 17, 2001, by and between GSCP and Land O'Lakes, Inc., a Minnesota cooperative corporation, as in effect on the execution date of the Merger Agreement, without giving effect to any amendment, modification or supplement to such agreement that takes effect after the execution date of the Merger Agreement."

                 7. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:




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                           "Notwithstanding anything in this Agreement to the
                  contrary, none of Land O'Lakes, Inc., a Minnesota cooperative corporation, LOL Holdings II, Inc., a Delaware corporation and wholly owned subsidiary of Land O'Lakes, Inc. and LOL Holdings III, Inc., a Delaware corporation and wholly-owned subsidiary of LOL Holdings II, Inc., any of their Affiliates or Associates or any of their permitted assignees or successors (as contemplated in Section 8.07 of the Merger Agreement) shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event (including a Flip-in Event or Flip-over Event) shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement, execution or delivery of the Voting Agreement, the grant of the irrevocable proxy under the Voting Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

                 8. Section 26(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           "(b) Subject to the provisions of Section 21 hereof,
                  any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent will be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                                    Wells Fargo Bank Minnesota, N.A.
                                    Corporate Trust Services
                                    Sixth and Marquette, N9303-120
                                    Minneapolis, MN 55479
                                    Attention:  Cory Branden"

                 9. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 3 to the Rights Agreement, but shall remain in full force and effect.

                 10. Capitalized terms used without other definition in this Amendment No. 3 to the Rights Agreement shall be used as defined in the Rights Agreement.

                 11. This Amendment No. 3 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 12. This Amendment No. 3 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.




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                 13. This Amendment No. 3 to the Rights Agreement shall be
effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

                 14. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 3 to the Rights Agreement.





                                    * * * * *




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                                   Very truly yours,

                                   PURINA MILLS, INC.


                                        By: /s/ DARRELL D. SWANK
                                            -----------------------------------
                                            Name:    Darrell D. Swank
                                            Title:   Executive Vice President,
                                                     Chief Financial Officer
                                                     and Secretary



Accepted and agreed to as of the effective time specified above:

WELLS FARGO BANK MINNESOTA, N.A.


By:      ----------------------------
         Name:
         Title:





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